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                                                                  EXHIBIT 5.1
                                 April 28, 1998







Verio Inc.
8005 South Chester Street
Suite 200
Englewood, CO  80112


         Re:    (a) 13 1/2% Senior Notes due 2004;
                (b) 10 3/8% Senior Notes due 2005
                Registration Statement on Form S-4


Ladies and Gentlemen:


         We have acted as counsel for Verio Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended, for the registration and sale of (i) an aggregate of $100,000,000 principal amount of 13 1/2% Senior Notes due 2004 (the "New 1997 Notes") and (ii) an aggregate of $175,000,000 principal amount of 10 3/8% Senior Notes due 2005 (the "New 1998 Notes," and together with the New 1997 Notes, the "New Notes") by the Company, in connection with the respective exchange offers (collectively, the "Exchange Offers") of (a) an aggregate of $100,000,000 principal amount of 13 1/2% Senior Notes due 2004 (the "Old 1997 Notes") and (b) an aggregate of $175,000,000 principal amount of 10 3/8% Senior Notes due 2005 (the "Old 1998 Notes," and together with the Old 1997 Notes, the "Old Notes") for the New 1997 Notes and the New 1998 Notes, respectively. The Old 1997 Notes have been, and the New 1997 Notes will be, issued pursuant to the terms and conditions of, and in the forms set forth in, an indenture, dated as of June 24, 1997 (the "1997 Indenture") between the Company and First Trust National Association, as trustee (the "Trustee"). The Old 1998 Notes have been, and the New 1998 Notes will be, issued pursuant to the terms and conditions of, and in the forms set forth in, an indenture, dated as of March 25, 1998 (the "1998 Indenture," and together with the 1997 Indenture, the "Indentures") between the Company and the Trustee. The form of each of the 1997 Indenture and the 1998 Indenture has been filed as an exhibit to the Registration Statement.


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Verio Inc.
April 28, 1998
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         We have examined originals or copies of the Indentures and the New
Notes. In addition, we have examined such records, documents, certificates of public officials and of the Company, made such inquiries of officials of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

         We have assumed the genuineness of all signatures, the authenticity of all New Notes submitted to us as originals and the conformity with originals of all items submitted to us as copies. We have also assumed that each party to the Indentures and the New Notes, other than the Company, has the power and authority to execute and deliver, and to perform and observe the provisions of, the Indentures and the New Notes, and has duly authorized, executed and delivered the Indentures and the New Notes, that the Indentures constitute the legal, valid and binding obligations of the Trustee, and that the New Notes have been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended. We have also assumed compliance with all applicable state securities and "Blue Sky" laws.

         The opinions hereinafter expressed are subject to the following further qualifications and exceptions:

         (i) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

         (ii) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the New Notes and the Indentures; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenants of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

         (iii) We express no opinion as to the effect on the opinions expressed herein of (a) the compliance or non-compliance of any party to the Indentures or the New Notes (other than the Company) with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party;

         (iv) The effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Indentures or the New Notes or to aid in the interpretation of the Indentures or the New Notes;

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Verio Inc.
April 28, 1998
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         (v) We express no opinion as to the enforceability of provisions of the
Indentures or the New Notes imposing, or which are construed as effectively imposing, penalties;

         (vi) We express no opinion as to the enforceability of provisions of the Indentures or the New Notes which purport to establish evidentiary standards or to make determinations conclusive; and

         (vii) We express no opinion as to the enforceability of any choice of law provisions contained in the Indentures or the New Notes or the enforceability of any provisions which purport to establish a particular court as the forum for adjudication of any controversy relating to the Indentures or the New Notes or which purport to cause any party to waive or alter any right to a trial by jury or which waive objection to jurisdiction.

         Based upon and subject to the foregoing, we are of the opinion that the New Notes, upon valid tender of the Old Notes to the Trustee, as exchange agent for the Exchange Offers, and issuance of the New Notes in exchange for such tendered Old Notes in accordance with the terms of the Registration Statement, will be legally issued and will constitute binding obligations of the Company enforceable against the Company in accordance with their terms.

         We express no opinion as to matters governed by laws of any jurisdiction other than the following as in effect on the date hereof: the substantive laws of the State of New York (without reference to its choice of law rules), the general corporation laws of the State of Delaware, and the federal laws of the United States of America.

         We hereby consent to the use of this opinion in connection with the Registration Statement and to the reference to our firm under the caption "Legal Matters" therein.

                                              Very truly yours,

                                              /s/ Morrison & Foerster LLP